UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) January 21, 2016

Pennsylvania Real Estate Investment Trust
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On January 21, 2016, Pennsylvania Real Estate Investment Trust (the “Company”) held a webcast meeting with investors and potential investors that included references to the Company’s expectations for its December 31, 2015 operating results. Among the metrics presented, the Company indicated that as of year-end (i) its leverage (the ratio of Total Liabilities to Gross Asset Value, as defined in its 2013 Revolving Facility, 2014 Term Loans and 2015 Term Loan (collectively its “Credit Agreements”)) was approximately 50 percent, (ii) the ratio of its debt to its current EBITDA was approximately 8.0, (iii) growth in same store net operating income (“NOI”) was expected to fall at the upper end of the 2.0% to 2.7% guidance previously provided, and (iv) the Company’s liquidity, including working capital and amounts available under its Credit Agreements was approximately $286 million after an assumed payoff of a $79 million mortgage loan on Valley Mall. As used above, NOI (a non-GAAP measure) is derived from real estate revenue (determined in accordance with generally accepted accounting principles, or GAAP, including lease termination revenue), minus property operating expenses (determined in accordance with GAAP), plus our share of revenue and property operating expenses of our partnership investments.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: January 21, 2016	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel